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              KPMG LLP
              CHARTERED ACCOUNTANTS
              Box 10426 777 Dunsmuir Street            Telephone (604) 691-3000
              Vancouver BC V7Y 1K3                     Telefax (604) 691-3031
              Canada                                   www.kpmg.ca



PRIVATE & CONFIDENTIAL
BioLabs, Inc.
885 West Georgia Street
Suite 1200
Vancouver BC V6C 3E8


March 29, 2001



Ladies and Gentlemen:

This letter is furnished to you in accordance with Rule 12b-25 promulgated under the Securities and Exchange Act of 1934, as amended, in connection with the Annual Report on Form 10-KSB for the year ended December 31, 2000 (the "Form 10-KSB") of BioLabs, Inc., a New York corporation (the "Registrant").

We are unable to furnish the required opinion on the Registrant's Form 10-KSB filing by the due date of March 31, 2001. We were retained by the Registrant as its independent auditors on January 18, 2001 and have had insufficient time to complete our audit of the Registrant's financial statements for the year ended December 31, 2000. Also, we require additional time to receive the audited financial statements of the Registrant's significant equity investments.

We will complete our audit procedures and deliver our opinion to the Registrant in time for the Registrant to file its Form 10-KSB within the time allotted by Rule 12b-25.

Yours very truly

/s/ KPMG LLP


Chartered Accountants

Paul D. Wilkinson
PARTNER
(604) 646-6391
pwilkinson@kpmg.ca


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